Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TAT Technologies Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value	(1)	Other	125,000	$32.19	$4,023,750.00	0.000087	$350.07

Total Offering Amounts:						$4,023,750.00		350.07
Total Fee Offsets:								0.00
Net Fee Due:								$350.07

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Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the TAT Technologies Ltd. 2026 Employee Share Purchase Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant's receipt of consideration that would increase the number of outstanding ordinary shares.
(b) Represents the 125,000 ordinary shares issuable under the Plan.
(c) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act based on the average of the high ($32.82) and low ($31.57) prices of the ordinary shares on The Nasdaq Stock Market LLC on October 27, 2026.